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[LETTERHEAD]

December 16, 1999                                      Personal and Confidential


Carl W. Neun
3530 Lakeview Blvd.
Lake Oswego, OR  97035

Dear Carl:

         As you know, following the sale of the Color Printing and Imaging Division ("CPID"), your employment situation with Tektronix will be changing. The purpose of this letter agreement (the "Agreement") is to describe the timing and impact of certain matters relating to your employment and additional benefits to be paid to you in accordance with this Agreement. This letter is contingent upon the closing of the Xerox/CPID transaction.

         1. Resignation as Officer. Currently you are Senior Vice President and Chief Financial Officer of Tektronix, Inc. and an officer of certain of Tektronix' subsidiaries. You will resign all of these officer positions following the closing of the sale of CPID, the specific date to be determined by me (the "Effective Date"). Forms of resignation are attached as Exhibit A. I anticipate that this will be approximately the same time that I step down as Chief Executive Officer.

         2. New Assignment. On the Effective Date you will go on special assignment, reporting to me as Chairman to assist in an orderly transition of the management of Tektronix to a new Chief Executive Officer and a new Chief Financial Officer and on special projects I may assign to you. You will remain available to work on these matters on an on-call full-time basis until May 27, 2000. You will continue as an employee of Tektronix and your annual base pay and benefits will remain at their current levels through your last day of employment, except as provided in this Agreement. Tektronix

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                  will provide office space and clerical assistance for you as needed until May 27, 2000. You will continue to be treated as an "insider" of Tektronix for purposes of Tektronix' insider trading policies.

         3. Last Day of Employment. Your official separation date and last day of employment will be May 27, 2000, at which time you will go through the normal employment termination exit process.

         4. Announcements. Any internal or public announcement by Tektronix or you of the reasons for your departure from Tektronix shall be consistent with the press release issued by Tektronix on October 21, 1999. Tektronix and you will not make statements inconsistent with this reason for your departure.

         5. Final Paycheck. You will receive a final paycheck on your last day of employment for work through that date. Unless your assignment requires full-time work by you until May 27, 2000, you will be expected to use all of your accrued vacation by your last day of employment.

         6. Cash Payment. In recognition of your past contributions to Tektronix, and in consideration of the services to be rendered prior to May 27, 2000 and subject to your fulfilling your obligations under this Agreement (including execution of the Release in accordance with paragraph 17 and your continued employment through May 27, 2000 except for a termination on account of your death or disability), Tektronix will pay you a cash payment equal to $876,000 (the "Cash Payment"), subject to applicable withholding. Tektronix shall pay the Cash Payment by June 15, 2000.

         7. Termination of Certain Agreements. The benefits provided for in this Agreement are paid to you in lieu of, and not in addition to, severance amounts payable under the Executive Severance Agreement, the Tektronix Severance Pay Plan, the Change of Control Agreement, or any other plan, policy or practice of Tektronix. The Executive Severance Agreement dated September 22, 1993 and the Change of Control Agreement dated September 22, 1993 and the Change of Control Agreement dated September 10, 1993 will be terminated as of the Closing of the sale of CPID and of no further force and effect. You specifically acknowledge that, in the event there is a "change of control" within the meaning of the Change of Control Agreement after the Closing of the sale of CPID, you will not be entitled to any benefits under the Change of Control Agreement.

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         8.       Group Health Benefits. Tektronix will reimburse you for up to
                  $15,000 in retirement health plan premiums (medical and dental) beginning May 28, 2000, but for not more than 24 months. After the Tektronix-paid medical coverage ends, you may continue to participate in the retiree medical plan by paying the full premium cost yourself. In addition, under the federal COBRA continuation regulations, you are entitled to extend coverage under a Tektronix dental plan in which you or your dependents are enrolled for the eighteen-month statutory period. The employee benefits department will be sending you a coverage election form at the beginning of June 2000.

         9. Option Vesting. Attached on Exhibit B is a statement that shows the status of your options through November 17, 1999. Subject to your fulfilling your obligations under this Agreement (including execution of the Release and continued employment through May 27, 2000 other than in the event of death or disability), as of your last day of employment (A) the vesting of all unvested unexercised stock options will be accelerated in full and (B) the options may be exercised at any time until May 27, 2005, but in no event later than the original expiration date for the options as set forth in the applicable option agreement.


                  *NOTE: In all cases, the extension to exercise does not extend the original term of the option grant. For example, if an option were to expire on its own terms on December 31, 2000, the extension of the exercise period as provided in this Agreement would NOT extend the exercise date beyond that date. In the event of your death, your estate has only 90 days to exercise the options.

                  MECHANICS OF EXERCISE AFTER SEPARATION. You can continue to use the "cashless" exercise option. Upon exercise, taxes, including FICA, will continue to be withheld, and Tektronix will report the income and withholdings to the IRS. The income will be reported as wage income, and you will receive a W-2 (not a 1099) at the end of the year in which the option is exercised.

         10. Restricted Stock. The restricted shares previously awarded under the Long Term Incentive Plan ("LTIP") for fiscal years 1998-2000 (12,000 shares) and held by Tektronix will remain subject to the existing terms and will be released only if, when and to the extent that the existing performance criteria have been satisfied. This determination will be made after May 27, 2000 in accordance with the LTIP. The treatment of the restricted shares previously

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                  awarded under the LTIP for fiscal years 1999-2001 (10,000) and held by Tektronix will be as determined by the Board of Directors of Tektronix prior to May 27, 2001.

         11. Income Tax Returns. Income tax returns for the calendar years 1999 and 2000 will (if you so desire) be prepared by Deloitte & Touche and paid for by Tektronix.

         12. Financial Counseling Services. Brownson, Rehmus & Foxworth will continue to provide counseling services, to be paid for by Tektronix, through December 31, 2000.

         13. Results Share and APIP. You will continue to participate in the Results Sharing Plan until your last day of employment on the same terms as you now participate. You will continue to participate in the Annual Performance Improvement Plan ("APIP") until your last day of employment on the same terms as you now participate, except that, subject to your fulfilling the terms of this Agreement (including execution of the Release and continued employment through May 27, 2000 other than in the event of death or disability), the minimum amount that Tektronix will pay you under the APIP for FY2000 will be $219,000. If the APIP performance criteria for FY2000 are revised following the sale of CPID, the revised criteria will also apply in calculating your benefits (subject to the $219,000 minimum payment).

         14. SERP. Your benefits will continue to accrue under your Supplemental Executive Retirement Agreement with Tektronix dated March 17, 1993 (the "SERP Agreement") until May 27, 2000. You will be paid a benefit (your "SERP") under the SERP Agreement in accordance with its terms, with the following modifications. Other capitalized terms used here have the meanings provided in the SERP Agreement. Your SERP will be calculated, before offsets under the Cash Balance Plan, the Retirement Equalization Plan and the Split Dollar Policy, at
                  39.57 [Note: Calculation is attached] percent of your Final Average Compensation for the five year period ending May 27, 2000. Final Average Compensation will include only base pay, Results Share and APIP and will not include other payments or benefits made pursuant to this Agreement. Your SERP will be calculated as of May 27, 2000, using the amount of the Retirement Plan Offsets (under the Cash Balance Plan and Retirement Equalization Plan) determined as of that date. The Split Dollar Offset as of May 27, 2000 shall be $1,863,192. Your unfunded SERP will be paid in a

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                  lump sum that is the actuarial equivalent of the SERP benefit stated in single life annuity form. Tektronix and you agree that the factor to be used to convert the monthly annuity to an actuarial equivalent lump sum amount shall be 148.2180092. Tektronix will pay your unfunded SERP benefit to you at a time it selects, but no earlier than May 27, 2000 and no later than December 31, 2000. In making such selection Tektronix will consider the income tax impact on you and Tektronix, but will have absolute discretion over the time of payment. Your benefits under the Cash Balance Plan, Retirement Equalization Plan and Split Dollar Policy will be paid as provided in the applicable plan or policy.

         15. Split Dollar Life Insurance. Tektronix will pay to the insurance company on your behalf $54,733 on June 23, 2000 and another $54,733 on June 23, 2001 for the premiums on the split dollar life insurance policy maintained on your life in accordance with Amendment No. 1 dated June 23, 1994 to your Executive Severance Agreement. At the same time as these payments, Tektronix will pay you an amount of cash equal to your projected federal and state income tax and payroll tax obligation on the combination of the $54,733 payment and such amount of cash. Tektronix will have the right, at its discretion, to prepay at any time the payments provided by this paragraph 15. These payments are in lieu of any other payments by Tektronix under Amendment No. 1 to the Executive Severance Agreement and of any obligation to gross up those payments for taxes. Tektronix will continue to pay interest due on the loan secured by such life insurance until April 20, 2002, at which point the principal amount of the loan will be repaid out of the cash surrender value of the policy. Upon payoff of such loan, the Split Dollar Life Insurance policy shall be released from the collateral assignment as security for such loan and shall belong solely to you.

         16. Other Benefits. Your participation in the executive health examination program and reimbursements to you for home security system costs will terminate on December 31, 2000. Tektronix will pay up to $18,000 to a third party outplacement firm selected by you to provide career counseling assistance to you for a period of two years following your last day of employment. Other executive benefits (including your golf membership) will terminate on the Effective Date. Tektronix will continue to reimburse you for reasonable business expenses relating to the performance of your duties under this Agreement, but this shall not include

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                  reimbursement for any travel expenses to the Portland area from any city where you may be located.

         17. Release. You understand that as a condition to receiving the Cash Payment and certain of the other benefits offered in this Agreement, you must execute, deliver and not revoke your acceptance of the terms set forth in the Release of Claims attached hereto as Exhibit C. The Release should be executed and returned on your last day of employment. You have the right to consult with legal counsel of your own choice and at your own expense and we advise you to do so before signing the Release.

         18. Assistance in Litigation. In the event Tektronix requests assistance, you agree to assist until December 31, 2001, in defense of ongoing or future litigation or claims about which you have knowledge without additional compensation. You will, however, be reimbursed for reasonable out-of-pocket expenses approved in advance by Tektronix.

         19. Confidentiality. You agree to hold confidential the terms of this Agreement. You may disclose the terms to your wife, accountant, attorney, financial advisor, and taxing authorities only as may be necessary for your legal and financial affairs or as required by law. Except for these disclosures, you agree not to reveal the terms of this Agreement. You understand that Tektronix may have a legal obligation to disclose some or all of the terms of this Agreement. This provision will continue in full force and effect even after all payments have been made under this Agreement.

         20. Noncompetition. Until May 27, 2002, you agree that you will not, without the prior written consent of the Chairman of the Board of Directors of Tektronix, directly or indirectly, whether as employee, officer, director, independent contractor, consultant, stockholder, partner, or otherwise, engage or assist others to engage in or have any interest in any business which competes with Tektronix in the sale of test and measurement equipment in any geographic area in which Tektronix markets or has marketed its products during the year preceding the date of this letter; provided, however, that this paragraph will not prevent you from holding shares in a publicly traded company that competes with Tektronix so long as your ownership interest is less than five percent (5%) of the outstanding shares of the Company. You agree and acknowledge that the time, scope, and geographic area and other provisions of this paragraph have been specifically negotiated and that such time, scope,

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                  geographic areas, and other provisions are reasonable under the circumstances. You further agrees that if, despite this express agreement, a court should hold any portion of this paragraph as unenforceable for any reason, the maximum restrictions of time, scope and geographic area reasonable under the circumstances, as determined by the court, will be substituted for the restrictions held unenforceable.

         21. Non-Solicitation. Until May 27, 2001, you agree that neither you nor any business in which you are an officer, a director, a partner or have an ownership interest will actively solicit directly or indirectly any existing employee of Tektronix without the written consent of Tektronix. The foregoing covenant shall not apply to a business in which you are an officer, director, partner or owner, if you had no prior actual knowledge of the solicitation. "Ownership interest" in a publicly traded company shall mean the ownership of more than five percent (5%) of the outstanding shares of the company.

         22. General. You acknowledge that this Agreement contains the entire agreement between you and Tektronix regarding the terms of your separation from employment. There have been no other representations or commitments by Tektronix other than those stated above.

         If you have any questions or we can provide additional information, please let me know.

                                                      Sincerely,

                                                      JEROME J. MEYER

                                                      Jerome J. Meyer

Attachments:     Exhibit A - Form of Resignation
                 Exhibit B - Stock Option Statement
                 Exhibit C - Release of Claims

ACKNOWLEDGED AND AGREED:

CARL W. NEUN
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Carl W. Neun
Date:  December 17, 1999
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